__________, 2004




Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109


Re:   U.S. Global Accolade Funds
      Emerging Markets Fund

Dear Sir or Madam:

Pursuant to the Custodian Agreement, dated November 1, 1997, between Brown Brothers Harriman & Co. (BBH) and U.S. Global Accolade Funds (Trust), a Massachusetts business trust, this is notification that one new Sub-Trust has been created, namely the Emerging Markets Fund. This new portfolio will become effective with the Securities and Exchange Commission in the near future.

We hereby request that BBH act as custodian for the Global Emerging Markets Fund and that an authorized officer of BBH execute both copies of this letter as agreement to include the new portfolio under the Custodian Agreement, as contemplated in paragraph 2 of Section 1, and subject to the execution of the appropriate amendments.

Please retain one executed copy for your records and return one copy to the Secretary of the Trust of U.S. Global Accolade Funds. In addition, please prepare and forward an amended Schedule A to the Custodian Agreement for our signature. U.S. Global Accolade Funds


Susan B. McGee
Executive Vice President


Brown Brothers Harriman & Co. hereby agrees to act as custodian for the Emerging Markets Fund.

Brown Brothers Harriman & Co.

By:__________________________                        Date:______________________

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